Exhibit 99.1

Tidelands Royalty Trust “B”

News Release

TIDELANDS ROYALTY TRUST “B”

ANNOUNCES NO QUARTERLY CASH DISTRIBUTION

DALLAS, Texas, December 20, 2018 – Simmons Bank, as Trustee of the Tidelands Royalty Trust “B” (OTC BB: TIRTZ) (“Tidelands”), today declared there will be no quarterly cash distribution to the holders of its units of beneficial interest for the fourth quarter of 2018 that would have been payable on January 14, 2019, to unitholders of record on December 31, 2018. Tidelands’ cash distribution history, current and prior year financial reports and tax information, a link to filings made with the Securities and Exchange Commission, and more can be found on its website at http://www.tirtz-tidelands.com/.

The distribution amount remains at $0.00 per unit for the third consecutive quarter. Tidelands has been advised by the existing working interest owners of the leases on which Tidelands has an overriding royalty interest that the current economic viability of the remaining active producing assets on such leases is such that there is currently insufficient production in economic quantities to generate any revenue to be distributed as payments to Tidelands. The remaining economic viability of the existing producing assets is being reviewed and studied as to the remaining life of these assets. While this review is being completed, Tidelands will continue to operate in the ordinary course pursuant to its indenture and its current expenses and various other functions will continue.

Forward-Looking Statements. This press release contains forward-looking statements regarding Tidelands expectations concerning current and future cash distributions to unitholders, the economic viability of the active producing assets in which Tidelands has an overriding royalty interest and Tidelands’ ability to continue operating in the ordinary course. These and other forward-looking statements are based on current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Actual results may be affected by factors such as the risks set forth in Tidelands’ Annual Report on Form 10-K for the year ended December 31, 2017. Except as required by applicable securities laws, Tidelands does not undertake any obligation to update or revise any forward-looking statements.

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Contact:	Ron Hooper Senior Vice President Simmons Bank Toll Free (855) 588-7839